UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Planet Payment, Inc.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

U72603118

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. U72603118	13G	Page 2 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic Manager, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,768,874
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,768,874
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,768,874
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.4
12.	TYPE OF REPORTING PERSON OO

CUSIP NO. U72603118	13G	Page 3 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic II, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,768,874
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,768,874
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,768,874
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.4
12.	TYPE OF REPORTING PERSON OO

CUSIP NO. U72603118	13G	Page 4 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic III, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,768,874
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,768,874
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,768,874
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.4
12.	TYPE OF REPORTING PERSON OO

CUSIP NO. U72603118	13G	Page 5 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic Fund II-A, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,768,874
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,768,874
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,768,874
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.4
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. U72603118	13G	Page 6 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic Fund II-B, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,768,874
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,768,874
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,768,874
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.4
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. U72603118	13G	Page 7 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic Fund III, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,768,874
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,768,874
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,768,874
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.4
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. U72603118	13G	Page 8 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic Fund III-A, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,768,874
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,768,874
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,768,874
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.4
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. U72603118	13G	Page 9 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Holdings, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,768,874
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,768,874
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,768,874
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.4
12.	TYPE OF REPORTING PERSON OO

CUSIP NO. U72603118	13G	Page 10 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David L. Warnock
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,768,874
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,768,874
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,768,874
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.4
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. U72603118	13G	Page 11 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Donald W. Hughes
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,768,874
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,768,874
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,768,874
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.4
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. U72603118	13G	Page 12 of 17 Pages

This Amendment No. 1 to Schedule 13G (“Amendment No. 1”) relating to Planet Payment, Inc. (the “Issuer”) is being filed on behalf of the undersigned to amend the Schedule 13G filed with the Commission on February 6, 2013 (as previously amended, the “Schedule 13G”). Capitalized terms used and not defined herein have the same meaning as in the Schedule 13G. Except as provided herein, this Amendment No. 1 does not modify any of the information previously reported on the Schedule 13G.

Item 2 (a)	Name of Person Filing

Item 2(a) is hereby deleted and replaced in its entirety by the following:

This Statement on Schedule 13G is being filed on behalf of: Camden Partners Strategic Manager, LLC (“CPSM”), Camden Partners Strategic III, LLC (“CPS III”), Camden Partners Strategic II, LLC (“CPS II”), Camden Strategic Fund III, LP (“Fund III”), Camden Strategic Fund III-A, LP (“Fund III-A”), Camden Strategic Fund II-A, LP (“Fund II-A”) and Camden Strategic Fund II-B, LP (“Fund II-B” and together with Fund III, Fund III-A and Fund II-A, the “Funds”), Camden Partners Holdings, LLC (“CPH”) and Messrs. David L. Warnock and Donald W. Hughes (collectively, the “Managing Members” and together with CPSM, CPS III, CPS II, Fund III, Fund III-A, Fund II-A, Fund II-B and CPH, the “Reporting Persons”).

The Managing Members are the managing members of CPSM, which is the managing member of CPS III and CPS II. CPS III is the general partner of Fund III and Fund III-A. CPS II is the general partner of Fund II-A and Fund II-B. CPH is a management company associated with the Funds. Pursuant to an agreement between Shane H. Kim, a director of the Issuer, and CPH, CPH has been granted voting and investment rights with respect to certain shares held by Mr. Kim.

Item 2 (c)	Citizenship

Item 2(c) is hereby deleted and replaced in its entirety by the following:

Camden Partners Strategic Manager, LLC	Delaware
Camden Partners Strategic II, LLC	Delaware
Camden Partners Strategic III, LLC	Delaware
Camden Partners Strategic Fund II-A, LP	Delaware
Camden Partners Strategic Fund II-B, LP	Delaware
Camden Partners Strategic Fund III, LP	Delaware
Camden Partners Strategic Fund III-A, LP	Delaware
Camden Partners Holdings, LLC	Delaware
David L Warnock	United States of America
Donald W Hughes	United States of America

CUSIP NO. U72603118	13G	Page 13 of 17 Pages

Item 4 Ownership

Item 4 is hereby deleted and replaced in its entirety by the following:

(a)	Amount beneficially owned:

As of December 31, 2013, each of the following is the holder of record of the shares of the Issuer’s common stock set forth next to his or its name:

(1) Camden Partners Strategic Fund II-A, LP	1,997,513
(2) Camden Partners Strategic Fund II-B, LP	118,496
(3) Camden Partners Strategic Fund III, LP	4,446,267
(4) Camden Partners Strategic Fund III-A, LP	184,780
(5) Shane H. Kim	21,818

(1)	These securities are owned directly by Fund II-A. CPSM, CPS III, CPS II, Fund III, Fund III-A, Fund II-B, CPH and the Managing Members may be deemed indirect beneficial owners of the securities held directly by Fund II-A as a result of their relationships described in Item 2(a) above. CPSM, CPS III, CPS II, Fund III, Fund III-A, Fund II-B, CPH and each of the Managing Members disclaims beneficial ownership of the securities held directly by Fund II-A, except to the extent of its or his pecuniary interest therein.
(2)	These securities are owned directly by Fund II-B. CPSM, CPS III, CPS II, Fund III, Fund III-A, Fund II-A, CPH and the Managing Members may be deemed indirect beneficial owners of the securities held directly by Fund II-B as a result of their relationships described in Item 2(a) above. CPSM, CPS III, CPS II, Fund III, Fund III-A, Fund II-A, CPH and each of the Managing Members disclaims beneficial ownership of the securities held directly by Fund II-B, except to the extent of its or his pecuniary interest therein.
(3)	These securities are owned directly by Fund III. CPSM, CPS III, CPS II, Fund III-A, Fund II-A, Fund II-B, CPH and the Managing Members may be deemed indirect beneficial owners of the securities held directly by Fund III as a result of their relationships described in Item 2(a) above. CPSM, CPS III, CPS II, Fund III-A, Fund II-A, Fund II-B, CPH and each of the Managing Members disclaims beneficial ownership of the securities held directly by Fund III, except to the extent of its or his pecuniary interest therein.
(4)	These securities are owned directly by Fund III-A. CPSM, CPS III, CPS II, Fund III, Fund II-A, Fund II-B, CPH and the Managing Members may be deemed indirect beneficial owners of the securities held directly by Fund III-A as a result of their relationships described in Item 2(a) above. CPSM, CPS III, CPS II, Fund III, Fund II-A, Fund II-B, CPH and each of the Managing Members disclaims beneficial ownership of the securities held directly by Fund III-A, except to the extent of its or his pecuniary interest therein.

CUSIP NO. U72603118	13G	Page 14 of 17 Pages

(5)	These securities are owned directly by Shane H. Kim, who is a director of the Issuer and an affiliate of the Reporting Persons. CPSM, CPS III, CPS II, Fund III, Fund II-A, Fund II-B, CPH and the Managing Members may be deemed indirect beneficial owners of the securities held directly by Mr. Kim as a result of their relationships described in Item 2(a) above. CPSM, CPS III, CPS II, Fund III, Fund II-A and Fund II-B, CPH and each of the Managing Members disclaims beneficial ownership of the securities held directly by Mr. Kim, except to the extent of its or his pecuniary interest therein.

(b)	Percent of class:

All calculations of beneficial ownership percentages are based on the Issuer’s report of having 54,807,308 shares of Common Stock issued and outstanding as of October 31, 2013, as reported by the issuer in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2013. The percentages of beneficial ownership reported herein reflect the beneficial ownership if each of the Reporting Persons is deemed to be the beneficial owner of all of the shares of Common Stock held of record by the Funds.

Camden Partners Strategic Manager, LLC	12.4%
Camden Partners Strategic II, LLC	12.4%
Camden Partners Strategic III, LLC	12.4%
Camden Partners Strategic Fund II-A, LP	12.4%
Camden Partners Strategic Fund II-B, LP	12.4%
Camden Partners Strategic Fund III, LP	12.4%
Camden Partners Strategic Fund III-A, LP	12.4%
Camden Partners Holdings, LLC	12.4%
David L. Warnock	12.4%
Donald W. Hughes	12.4%

(c)	Number of shares as to which the person has:

	Number of Shares
Reporting Person	(i)	(ii)	(iii)	(iv)
Camden Partners Strategic Manager, LLC	0	6,768,874	0	6,768,874
Camden Partners Strategic II, LLC	0	6,768,874	0	6,768,874
Camden Partners Strategic III, LLC	0	6,768,874	0	6,768,874
Camden Partners Strategic Fund II-A, LP	0	6,768,874	0	6,768,874
Camden Partners Strategic Fund II-B, LP	0	6,768,874	0	6,768,874
Camden Partners Strategic Fund III, LP	0	6,768,874	0	6,768,874
Camden Partners Strategic Fund III-A, LP	0	6,768,874	0	6,768,874
Camden Partners Holdings, LLC	0	6,768,874	0	6,768,874
David L. Warnock	0	6,768,874	0	6,768,874
Donald W. Hughes	0	6,768,874	0	6,768,874

(i)	Sole power to vote or to direct the vote
(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

CUSIP NO. U72603118	13G	Page 15 of 17 Pages

Exhibits

Exhibit 1 – Agreement regarding filing of joint Schedule 13G (attached).

CUSIP NO. U72603118	Page 16 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 12, 2014.

Camden Partners Strategic Fund II-A, L.P.

By:	Camden Partners Strategic II, LLC
Its:	General Partner

By:	/s/ David L. Warnock
David L. Warnock Managing Member

Camden Partners Strategic Fund II-B, L.P.

By:	Camden Partners Strategic II, LLC
Its:	General Partner

By:	/s/ David L. Warnock
David L. Warnock Managing Member

Camden Partners Strategic II, LLC

By:	/s/ David L. Warnock
David L. Warnock Managing Member

Camden Partners Strategic Fund III, L.P.

By:	Camden Partners Strategic III, LLC
Its:	General Partner

By:	Camden Partners Strategic Manager, LLC
Its:	Managing Member

By:	/s/ J. Todd Sherman
J. Todd Sherman Managing Member

CUSIP NO. U72603118	Page 17 of 17 Pages

Camden Partners Strategic Fund III-A, L.P.

By:	Camden Partners Strategic III, LLC
Its:	General Partner

By:	Camden Partners Strategic Manager, LLC
Its:	Managing Member

By:	/s/ J. Todd Sherman
J. Todd Sherman Managing Member

Camden Partners Strategic III, LLC

By:	Camden Partners Strategic Manager, LLC
Its:	Managing Member

By:	/s/ J. Todd Sherman
J. Todd Sherman Managing Member

Camden Partners Strategic Manager, LLC

By:	/s/ J. Todd Sherman
J. Todd Sherman Managing Member

Camden Partners Holdings, LLC

By:	/s/ J. Todd Sherman

J. Todd Sherman Chief Financial Officer

Donald W. Hughes

/s/ Donald W. Hughes

David L. Warnock

/s/ David L. Warnock